Exhibit 99

NEWS RELEASE
FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc. 410 N. 44th. Street Suite 700 Phoenix, AZ 85008	CONTACT:	Sharon L. Goddin 602-685-4018

Mesa Air Group Confirms Termination of non-binding Memorandum of Understanding with United Airlines

PHOENIX, December 22, 2003 – Mesa Air Group, Inc. (NASDAQ: MESA — news) confirmed today that United Airlines has terminated the non-binding Memorandum of Understanding covering the revised terms under which both Mesa and Atlantic Coast Airlines Holdings, Inc. (Nasdaq: ACAI) would have operated as United Express carriers. As a result, Mesa will not be moving forward with either its proposed consent solicitation or exchange offer for Atlantic Coast.

“While we continue to believe the combination of Mesa and Atlantic Coast is in the best interests of the shareholders of both Companies and we disagree with the Court’s antitrust conclusions, we understand United’s decision and appreciate their need to move forward with plans to maintain service in their Dulles hub without the service of Atlantic Coast Airlines,’ said Jonathan Ornstein, Mesa’s Chairman and CEO. “We have a proven business model which we believe is responsible for a growth plan unmatched in the airline industry today. It is time to focus our efforts on the execution of Mesa’s existing growth strategy with its America West, United and US Airways partners. The future is bright for our shareholders and employees and we look forward to maintaining our position as one of the top regional airlines in the country.”

About Mesa Air Group
The Company currently operates 152 aircraft with 975 daily system departures to 153 cities, 40 states, the District of Columbia, Canada, Mexico and the Bahamas. It operates in the West and Midwest as America West Express; the Midwest and East as US Airways Express; in Denver as Frontier JetExpress and United Express; in Kansas City with Midwest Airlines and in New Mexico and Texas as Mesa Airlines. The Company, which was founded in New Mexico in 1982, has approximately 4,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. News releases and other information about Mesa can be found at the company’s web site at http://www.mesa-air.com.

This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The Company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission (the “SEC”).

Additional Information and Where to Find it:
More detailed information pertaining to the proposal by Mesa has been set forth in filings made with the SEC. Investors and security holders are urged to carefully read the relevant documents regarding the proposed transactions that were filed with the SEC because they contain important information. You can obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Mesa free of charge by requesting them in writing from Mesa Air Group, Inc., 410 North 44th Street, Suite 700, Phoenix, Arizona 85008, Attention: Office of the Corporate Secretary (602-685-4000).

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

As of the date of this communication, none of the foregoing participants individually beneficially owns in excess of 5% of ACA common stock. Except as disclosed above and in Mesa’s proxy statement for its 2003 annual meeting and other documents filed with the SEC, to the knowledge of Mesa, none of the directors or executive officers of Mesa has any material interest, direct or indirect, by security holdings or otherwise, in Mesa or ACA. A detailed list of the names of Mesa’s directors and officers is contained in Mesa’s proxy statement for its 2003 annual meeting, which may be obtained without charge at the SEC’s Internet site (http://www.sec.gov).

For further information please contact: Jonathan Ornstein or Peter Murnane of Mesa Air Group, Inc., 1-602-685-4000.

http://www.mesa-air.com